GOLDEN AMERICAN                                                MINIMUM GURANTEED
LIFE INSURANCE COMPANY                                ACCUMULATION BENEFIT RIDER

Golden American is a stock company domiciled in Delaware.
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                     GOLDEN AMERICAN LIFE INSURANCE COMPANY
                      (HEREINAFTER CALLED WE, US AND OUR)

The Contract to which this Rider is attached is hereby modified by the provisions of this Rider. This Rider's provisions control where there is a conflict between this Rider and the Contract.

Where used in this Rider, the term Contract shall mean Certificate when this Rider is attached to a Certificate. This Rider is effective as of the Contract Date unless a different date, the Rider Date, is stated below. The term Credit is as defined in the Contract. If not defined in the Contract to which this Rider is attached, the Credit shall be zero.

MINIMUM GUARANTEED ACCUMULATION BENEFIT

This Rider provides a Minimum Guaranteed Accumulation Benefit ("MGAB") on the Benefit Date. The Benefit Date is shown on the Schedule Page. On the Benefit Date, if this Rider is in effect, the MGAB is added to the Contract's Accumulation Value. Immediately thereafter, this Rider will terminate.

The MGAB is equal to the greater of: (1) the MGAB Base on the Benefit Date less the Accumulation Value of the Contract on the Benefit Date and (2) zero.

MGAB BASE

If this Rider is effective as of the Contract Date, the initial MGAB Base is equal to the initial premium paid for the Contract plus any Credits. If this Rider is added to a Contract after the Contract Date, the initial MGAB Base shall be equal to the Accumulation Value on the Rider Date. Thereafter, the MGAB Base is increased by Eligible Premiums paid and Credits thereon, and reduced by any Prorata Partial Withdrawal Adjustments, reduced by transfer Adjustments, and accumulated at the MGAB Rate.

Eligible premium, and any applicable Credits, are premiums added to the Contract within [2] years after the Rider Date. Premium paid more than [two] years after the Rider Date will not be included in the calculation of the MGAB Base.

The MGAB Base is calculated separately for the Accumulation Value allocated between the Special Funds and non-Special Funds. The MGAB Base for determining the MGAB on the Benefit Date equals the sum of: (1) the lesser of the MGAB Base allocated to Special Funds and the Accumulation Value in Special Funds and (2) the MGAB Base for non-Special Funds.

MGAB RATE

The MGAB Rate is equal to the rate stated on the Schedule Page for this Rider.

SPECIAL FUNDS

Where used in this Rider the Special Funds, if any, are listed on the Schedule Page. The Company reserves the right to classify newly available divisions as Special Funds from the date of their availability to the Owner. The Company may reclassify an existing division as a Special Fund or remove such designation. Such reclassification shall be made with 30 days notice to Contract Owners, and will apply to amounts transferred or otherwise added to such division after the date of change.



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PRORATA PARTIAL WITHDRAWAL ADJUSTMENT

The MGAB Base and MGAB Charge Base will be reduced by Prorata Partial Withdrawal Adjustments each time a partial withdrawal is made. The Prorata Partial Withdrawal Adjustment is equal to (1) divided by (2), multiplied by (3), where:
(1) is the Accumulation Value withdrawn; (2) is the Accumulation Value immediately prior to withdrawal; and (3) is the amount of MGAB Base or MGAB Charge Base (as appropriate) immediately prior to the withdrawal. Separate adjustments will apply to Special and non-Special Funds.

TRANSFER ADJUSTMENT

The MGAB Base and MGAB Charge Base will be reduced for each transfer within [three] years before the Benefit Date. The Transfer Adjustment is equal to (1) divided by (2), multiplied by (3), where: (1) is the Accumulation Value transferred; (2) is the Accumulation Value immediately prior to a transfer; and
(3) is the amount of MGAB Base or MGAB Charge Base (as appropriate) immediately prior to the transfer. Special adjustments will apply to Special and non-Special Funds.

APPLYING THE MGAB

On the Benefit Date the MGAB is calculated and added to the Accumulation Value. Allocation of the benefit to the divisions of the Variable Separate Account is done proportionately based on the amount of Accumulation Value invested in each division on the date the MGAB is applied. If no part of the Contract's Accumulation Value is invested in the Variable Separate Account, the MGAB will be allocated to the Liquid Asset Division, or its successor, unless otherwise directed by you prior to the Benefit Date. Once the MGAB has been applied, the Contract's Accumulation Value will reflect the MGAB and it shall be subject to all rights available to you. The benefit is not treated as premium in the determination of any Contract or Rider benefits, and you will receive no Credit.

MGAB WAITING PERIOD

The Waiting Period is the period from the Rider Date to the Benefit Date. During the Waiting Period, Rider Charges apply. This Rider may not be cancelled during the Waiting Period, except as provided in this Rider.

MGAB CHARGES

Charges for this Rider will be deducted from the Contract's Accumulation Value. The rate and frequency of deduction of charges are stated on the Schedule Page. Deduction dates are measured from the Contract Date. The charge is a percentage of the MGAB Charge Base, as of the deduction date. It is deducted in arrears from the portion of Accumulation Value allocated to the Variable Separate Account in proportion to the Accumulation Value in each division. If there is insufficient Accumulation Value in the separate account, charges will be deducted from the Fixed Division nearest maturity. An MVA adjustment may be applied to charges deducted from the Fixed Division. We may charge less than the maximum. The maximum charge is stated on the Schedule Page. No charges will be deducted after the Benefit Date.

If the Contract to which the Rider is attached is terminated by surrender, cancellation or application of the Contract's value to an Income Benefit, the Rider charge for the current period will be deducted from the Accumulation Value prior to termination of the Contract. Charges will be calculated using the MGAB Charge Base immediately prior to termination.

MGAB CHARGE BASE

The MGAB Charge Base is equal to the initial MGAB Base, plus Eligible Premiums paid, plus any credits there on, reduced by Prorata Partial Withdrawal and Transfer Adjustments. The MGAB Charge Base is calculated separately for Accumulation Value allocated to Special Funds and non-Special Funds.



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TRANSFERS

Net transfers from Special to non-Special Funds will reduce the MGAB Base and MGAB Charge Base allocated to Special Funds on a pro-rata basis. If such transfer is made more than 3 years before the Benefit Date, there will be a corresponding increase in the MGAB Base and MGAB Charge Base for non-Special Funds. The amount of such increase will equal the lesser of the reduction in MGAB Base and MGAB Charge Base allocated to Special Funds and the net Accumulation Value transferred.

Net transfers from non-Special Funds will reduce the MGAB Base and MGAB Charge Base allocated to the non-Special Funds on a prorata basis. If the transfer is made more than 3 years before the Benefit Date, there will be a corresponding increase in the MGAB Base and MGAB Charge Base for Special Funds. If applicable, the resulting increase in the MGAB Base and MGAB Charge Base allocated to Special Funds will equal the reduction in the MGAB Base and MGAB Charge Base allocated to non-Special Funds, respectively.

CANCELLATION OF RIDER

If an Option to Cancel Date is shown in the schedule, the Owner may cancel this Rider on the Cancel Date. A written request to cancel must be received by the Company in the 30 day period prior to the Cancel Date. Upon cancellation of this Rider, no further charges for this Rider will be deducted and all rights under this Rider shall cease. No Rider benefits will be paid at cancellation nor will Rider Charges be refunded. The Company may make available other Rider Cancellation dates.

RIDER TERMINATION

This Rider will terminate immediately upon occurrence of any of the following:
     1.   If the Contract to which this Rider is attached terminates;
     2. If you die, unless the Contract is continued on the life of your spouse, in which case the Rider will continue with your surviving spouse as Owner;
     3.   If you are not a natural person and the Annuitant dies;
     4. If the ownership of this Contract changes and the new Owner is other than the spouse of the previous Owner.
     5. If the Accumulation Value is insufficient to cover the MGAB Charge deduction.

This Rider has no surrender value or other non-forfeiture benefits upon termination. Prior to the Benefit Date this Rider does not provide any benefits.

Rider Date: _________________________
(if other than Contract Date)

Signed: /s/ Barnett Chernow
            ---------------
            Barnett Chernow